Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
(Brett Taylor)

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into by and between BASIC ENERGY SERVICES, INC., a Delaware corporation (hereafter “Company”), and Brett Taylor (hereafter “Executive”), on the date or dates indicated on the signature page hereto, but effective for all purposes as of December 12, 2018 (the “Effective Date”). The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

RECITATIONS:
The Executive has been employed by the Company pursuant to an existing Employment Agreement between the Parties, dated effective as of November 1, 2013 (the “ Prior Employment Agreement”), which Prior Employment Agreement shall terminate and be superseded in all respects by this Agreement;

The Company desires to continue the employment of Executive subject to the terms and conditions set forth herein;

The Parties desire to enter into this Agreement to amend, supersede and fully restate and replace the Prior Employment Agreement; and

The Executive is willing to enter into this Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows.

1.     Employment; Termination and Replacement of Prior Employment Agreement.

(a)
During the Employment Period (as defined in Section 4 hereto), the Company shall employ Executive, and Executive shall be employed as, Chief Technology Officer of the Company. Executive’s principal place of employment shall be in Fort Worth, Texas.

(b)
The Parties hereby agree that (i) effective as of the date hereof, the Prior Employment Agreement is hereby terminated and (ii) this Agreement hereby replaces the Prior Employment Agreement in its entirety. From and after the date hereof, (i) the terms and provisions of the Prior Employment Agreement shall be superseded by the terms and provisions of this Agreement and (ii) the Prior Employment Agreement shall be null and void.

2.     Compensation.

(a)     Salary. Effective as of December 17, 2018, the Company shall pay to Executive during the Employment Period a base salary of $350,000.00 per year, as adjusted pursuant to the subsequent provisions of this Agreement (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its executive employees. The Base Salary shall be subject to at least annual review by the Company and may be increased from time to time by the Company’s Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), and may be decreased by the Compensation Committee of the Board if a similar decrease is made to the base salaries of other employees of the Company holding positions generally comparable to that held by the Executive. Nothing contained herein shall preclude the payment by the Company of any other compensation to Executive at any time.

(b)     Bonus. In addition to the Base Salary in Section 2(a), for each annual period following the Effective Date and ending on the last day of the Employment Period (as defined in Section 4) (each such annual period being referred to as a “Bonus Period”), Executive shall be entitled to a bonus equal to a percentage of Executive’s Base Salary paid during each such one (1) year period (such bonus, including any applicable bonuses under any quarterly bonus plan or program during such period are referred to herein collectively as the “Bonus”); provided, however, Executive shall be entitled to the Bonus only if Executive has met the performance criteria set by the Compensation Committee for the applicable period. If the Employment Period ends before the end of the Bonus Period, Executive shall be entitled to a pro rata portion of the Bonus for that year (based on the number of days in which Executive was employed during the year divided by 365) as determined based on satisfaction of the performance criteria for that period on a pro rata basis, unless Executive was terminated for Cause (as defined in Section 6(d) or terminated his employment as a Voluntary Termination (as defined in Section 6(d) in which event Executive shall not be entitled to any Bonus for the year of such termination. Executive acknowledges that the amount and performance criteria for Executive’s Bonus to be earned for each Bonus Period shall be set by the Compensation Committee or the Board. If Executive successfully meets the performance criteria established by the Compensation Committee, Employer shall pay Executive the earned Bonus amount within 30 days after receipt of the Company’s audited financial reports for the calendar year in which the Bonus is calculated or, with respect to any payments under a quarterly bonus plan or program, within the period applicable to such plan or program; provided, in the event of a termination of employment by the Company without Cause (as defined in Section 6(d)), or due to death, Disability (as defined in Section 6(d)) or Retirement (as defined in Section 6(d)) of Executive, or by Executive for Good Reason (as defined in Section 6(d)), any pro rata portion shall be paid as soon as reasonably practical to Executive or Executive’s spouse or legal representative based upon Executive’s and the Company’s performance through the month immediately preceding such termination of employment; provided, further, that no Bonus or pro rata portion thereof shall be paid later than 2½ months following the end of the calendar year for which the Bonus or pro rata portion thereof is earned. In all matters related to the determination of the earned Bonus (including the determination of a pro rata amount), the good faith determination of the Compensation Committee or the Board shall be deemed conclusive.

(c)     Long-Term Incentive Compensation. From time to time, Executive shall be eligible to receive grants of restricted stock or other long-term equity incentive compensation, as commensurate with his executive position, under the terms of the Company’s equity compensation plans.

3.     Duties and Responsibilities of Executive. During the Employment Period, Executive shall devote his full-time services to the business of the Company and perform the duties and responsibilities assigned to him under the Company’s Bylaws or by the Board to the best of Executive’s ability and with reasonable diligence. In determining Executive’s duties and responsibilities, the Company shall not assign duties and responsibilities to Executive that are inappropriate for Executive’s position as Chief Technology Officer. This Section 3 shall not be construed as preventing Executive from (a) engaging in reasonable volunteer services for charitable, educational, religious or civic organizations, or (b) investing his assets in such a manner that will not require a material amount of his time or services in the operations of the businesses in which such investments are made; provided, however, no such other activity shall conflict with Executive’s loyalties and duties to the Company. Executive shall at all times use Executive’s best efforts to in good faith comply with United States laws applicable to Executive’s actions on behalf of the Company and its Affiliates (as defined in Section 6(d)). Executive understands and agrees that Executive may be required to travel from time to time for purposes of the Company’s business.

4.     Term of Employment. Executive’s initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through December 31, 2019 (the “Initial Term of Employment”). Thereafter, the employment period hereunder shall be automatically extended repetitively for an additional one (1) year period commencing on January 1, 2020, and each one-year anniversary thereof, unless Notice of Termination (pursuant to Section 7) is given by either the Company or Executive to the other Party at least 90 days prior to the end of the Initial Term of Employment, or any one-year extension thereof, as applicable, that the Agreement will not be renewed for a successive one-year period after the end of the current period. The Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment. The Initial Term of Employment and any one-year extension of employment hereunder, shall each be referred to herein as a “Term of Employment.” The period from the Effective Date through the date of Executive’s termination of employment for whatever reason shall be referred to herein as the “Employment Period.”

5.     Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to all of the following:

(a)     Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s policies in effect from time to time. The Company shall also provide Executive with suitable office space, including staff support.

(b)     Other Employee Benefits. Executive shall be entitled to participate in coverage under any employee benefits plans or programs of the Company to the same extent participation is available to any other employees of the Company under the terms of such plans or programs.

(c)     Paid Time Off Days and Holidays. Executive shall be entitled to accrue paid time off (“PTO”) days determined in accordance with the Company’s PTO policy or plans for employees of the Company as in effect from time to time. Executive shall also be entitled to all paid holidays and personal days given by the Company to its other employees generally.

6.     Rights and Payments upon Termination. The Executive’s right to compensation and benefits for periods after the date on which his employment with the Company terminates for whatever reason (the “Termination Date”), shall be determined in accordance with this Section 6 as follows:

(a)     Minimum Payments. Executive shall be entitled to the following minimum payments under this Section 6(a), in addition to any other payments or benefits to which he is entitled to receive under the terms of any employee benefit plan or program or Section 6(b) or Section 8.

(1)     Executive’s accrued but unpaid salary through Executive’s Termination Date;

(2)     Executive’s accrued but unused PTO days which have accrued through Executive’s Termination Date; and

(3)     reimbursement of Executive’s reasonable business expenses that were incurred but unreimbursed as of Executive’s Termination Date.

Such salary and accrued but unused PTO days shall be paid to Executive within 15 days following the Termination Date in a cash lump sum less applicable withholdings. Business expenses shall be reimbursed in accordance with the Company’s normal procedures.

(b)     Severance Payments. If during the Term of Employment (i) Executive’s employment is terminated by the Company for any reason except due to a termination by the Company for Cause (as defined in Section 6(d)), or (ii) Executive terminates his own employment hereunder for Good Reason or Retirement (as such terms are defined in Section 6(d)), the following severance benefits shall be provided to Executive or, in the event of Executive’s death before receiving all such benefits, to Executive’s Designated Beneficiary (as defined in Section 6(d)):

(1)The Company shall pay to Executive as additional compensation (the “Additional Payment”), an amount which is equal to “Total Cash” (defined below). “Total Cash” means 0.75 times the sum of (A) Executive’s annual Base Salary (as in effect immediately prior to his Termination Date) plus (B) Executive’s current annual incentive target Bonus (Section 2(b)) for the full year in which the termination of employment occurred; provided, in the event of a Change in Control and a termination of Executive by the Company without Cause, by Executive for Good Reason or for Retirement within the six (6) months preceding or the 12 months following a Change in Control, “Total Cash” shall be calculated as one (1) times the sum of (A) Executive’s annual Base Salary (as in effect immediately prior to his Termination Date) plus (B) the higher of (x) Executive’s current annual incentive target Bonus (Section 2(b)) for the full year in which the termination of employment occurred or (y) the highest annual incentive Bonus received by Executive with respect to any of the last three completed fiscal years. The Company shall make the Additional Payment to Executive in a cash lump sum not later than 60 calendar days following the Termination Date and, if applicable with respect to a Change in Control that occurs within six (6) months after a Termination Date, the Company shall make a payment equal to the positive difference, if any, of the Additional Payment due under this Section 6(b) applicable to the Change in Control less the Additional Payment previously made pursuant to this Section 6(b) prior to the Change in Control to Executive in a cash lump sum not later than 60 calendar days following the Change in Control. If the 60-day payment period begins in one calendar year and ends in the subsequent calendar year, the Additional Payment shall be paid in the subsequent calendar year.

(2)    Following the Executive’s Termination Date, the Company shall provide continued group health coverage (including payment of premiums and any applicable federal and state withholding taxes based on the premiums paid) to the Executive and his covered spouse and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided the Executive makes timely election of such coverage. The Company shall reimburse the Executive for the premiums associated with such COBRA coverage on a monthly, after-tax basis until the Executive becomes eligible for group health coverage under another employer’s plan with comparable benefits or for 18 months, whichever is less. Upon Executive’s acceptance of employment with another employer, Executive agrees to promptly notify the Company of such acceptance of employment and will provide to the Company a copy of the summary plan description of the new employer’s group health plan and a schedule showing the required employee contributions for participation in the plan. In the event of any change to the provisions of the Company’s group health plan following the Executive’s Termination Date, Executive and Executive’s spouse and dependents, as applicable, shall be treated consistently with the then-current executives of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan. Executive and Executive’s spouse hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States or any agency thereof (hereinafter referred to as “Medicare”). The coverage described in the immediately preceding sentence includes, without limitation, parts A and B of Medicare and any additional parts of Medicare available to them at any time. Executive and his spouse further agree to pay any required premiums for Medicare coverage from their personal funds.

If (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment, except for Good Reason (as defined in Section 6(d) or Retirement (as defined in Section 6(d), or (ii) Executive’s employment is terminated by the Company for Cause (as defined in Section 6(d), then in either such event, the Company shall have no obligation to provide the severance benefits described in paragraphs (1) and (2) (above) of this Section 6(b), except to offer COBRA coverage (as required by applicable law), with the cost thereof to be paid by the Executive. Executive shall still be entitled to the minimum benefits provided under Section 6(a). The severance payments provided under this Agreement shall supersede and replace any severance payments under any severance pay plan that the Company or any Affiliate maintains for its employees generally.

(c)     Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under either Section 6(b) or Section 8, as applicable, the Executive must first execute and not revoke within 55 days following the Executive’s termination of employment an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (such as Title VII of the Civil Rights Act); provided, however, such release agreement shall not release any claim by Executive for any payment or benefit that is due under either this Agreement or any employee benefit plan until fully paid.

(d)     Definitions.

(1)     “Affiliate” means any entity in which the Company has a 50% or greater capital, profits or voting interest.

(2)     “Cause” means any of the following:

(A)     Executive’s conviction by a court of competent jurisdiction of (i) a crime involving moral turpitude or (ii) a felony, or entering a plea of nolo contendere or a settlement agreement to either such crime by the Executive;

(B)     commission by the Executive of a material act of fraud upon the Company or any Affiliate;

(C)     material misappropriation of funds or property of the Company or any Affiliate by the Executive;

(D)     the knowing engagement by the Executive, without the written approval of the Board or the Compensation Committee, in any material activity which directly competes with the business of the Company or any Affiliate, or which the Board or the Compensation Committee determines in good faith would directly result in a material injury to the business or reputation of the Company or any Affiliate; or

(E)     (i) the material breach by Executive of any material provision of this Agreement, or (ii) the willful, material and repeated nonperformance of Executive’s duties to the Company or any Affiliate (other than by reason of Executive’s illness or incapacity), but only under clause (E) (i) or (E) (ii) after written notice from the Board or Compensation Committee of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board or the Compensation Committee believes that Executive has breached the Agreement or not substantially performed his duties) and Executive’s continued willful failure to cure such breach (if capable of being cured) or nonperformance within the time period set by the Board or the Compensation Committee but in no event less than thirty (30)

business days after Executive’s receipt of such notice; and, for purposes of this clause (E), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive without Executive’s reasonable belief that such action or omission was in the best interest of the Company. Assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under this Agreement.

(3)     “Change in Control” of the Company means the occurrence of any one of the following events:

(A)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, the following acquisitions shall not constitute a Change in Control; (i) any acquisition directly from the Company or any subsidiary thereof (a “Subsidiary”), (ii) any acquisition by the Company or any Subsidiary, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”) which for purposes of this definition of Change in Control, shall be subject to paragraph (B) (below) or (iv) the current ownership or any subsequent acquisitions of Outstanding Company Stock by Credit Suisse First Boston and any of its Affiliates, including without limitation any of the “DLJ Parties” (as defined under the Amended and Restated Stockholders’ Agreement dated as of October 3, 2003, by and among the Company and the other stockholders of the Company party thereto) and their Affiliates; or

(B)     Approval by the shareholders of the Company of a Merger, unless immediately following such Merger, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger; or

(C)     The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition;

provided that any such event constitutes a “change in control event” with the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(4)     “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

(5)     “Disability” shall mean that Executive is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Executive. If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. If the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether his has a Disability.

(6)     “Designated Beneficiary” means the Executive’s surviving spouse, if any. If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be Executive’s estate.

(7)     “Good Reason” means (i) a reduction in Executive’s Base Salary in the absence of a similar decrease in the base salaries of other employees of the Company holding positions generally comparable to that held by Executive or (ii) the occurrence of any of the following events, except in connection with termination of the Executive’s employment for Cause or Disability, without Executive’s express written consent:

(A)     A relocation of more than fifty (50) miles of Executive’s principal office with the Company or its successor;

(B)     A substantial and adverse change in the Executive’s duties, control, authority, status or position, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of Executive’s employment by the Company for Cause (as described in Section 6(d) (provided, a change in reporting relationships alone shall not constitute such a change);

(C)     The Company or its successor fails to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option plan, deferred compensation plan or executive incentive compensation plan under which Executive was receiving material benefits (or plans providing Executive with substantially similar benefits), or the taking of any action by the Company or its successor that would materially and adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such plan, unless any such adverse change to any such plan applies on the same terms to all of the then-current senior officers of the Company;

(D)     Any material breach by the Company or its successor of any other material provision of this Agreement; or

(E)     Any failure by the Company to obtain an assumption of this Agreement by its successor in interest pursuant to Section 35.

Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his employment hereunder for Good Reason under subparagraphs (A), (B), (C) or (D) of paragraph 7(ii) (above) unless Executive (i) first notifies the Board or the Compensation Committee in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraph (A), (B), (C), or (D) within 120 days from the date of such event, and (ii) provides the Company with at least 30 days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder.

(8)     “Retirement” means (i) prior to January 1, 2019, the termination of Executive’s employment for normal retirement at or after attaining age sixty-five (65) provided that, on the date of his retirement, Executive has accrued at least ten years of active service with the Company; and (ii) effective as of January 1, 2019, the termination of Executive’s employment for normal retirement at or after attaining age sixty (60) provided that, on the date of his retirement, Executive has accrued at least ten years of active service with the Company.

(9)     “Voluntary Termination” means the termination of Executive’s employment by Executive other than for Good Reason, Retirement, death or Disability.

7.     Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive shall be communicated by Notice of Termination to the other Party hereto. For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

8.     Severance Benefits Following Nonrenewal of Agreement and Change in Control. If (i) this Agreement is not renewed by the Company (pursuant to Section 4) for any reason other than for Cause (as defined in Section 6(d)) and (ii) Executive has not entered into a new employment agreement with the Company on or before the expiration of the Term of Employment hereunder due to nonrenewal by the Company, and the termination of employment under this Agreement occurs within the six (6) months preceding or the 12 months following a Change in Control, then Executive shall be entitled to the same severance benefits (hereafter, the “Nonrenewal Severance Benefits”), in all respects, as the benefits described in Section 6(b) for a Change in Control, provided that Executive first enters into a release agreement pursuant to Section 6(c).

9.     No Mitigation. Subject to Section 6(b)(2), Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

10.     Secret and Confidential Information.

(a)     Access to Secret and Confidential Information. Prior to the date of this Agreement the Company has given to Executive in Executive’s capacity as an officer and director, and after the Effective Date and on an ongoing basis the Company will give to Executive, access to Secret and Confidential Information (including, without limitation, Secret and Confidential Information of the Company’s Affiliates and subsidiaries) (collectively, “Secret and Confidential Information”), which the Executive did not have access to or knowledge before given by, or acquired in connection with work on behalf of, the Company. Secret and Confidential Information includes, without limitation: all of the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Executive alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company or its Affiliates or subsidiaries’ methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success.

(b)     Access to Specialized Training. As of the Effective date and on an ongoing basis, the Company agrees to provide Executive with initial and ongoing Specialized Training, which the Executive does not have access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training the Company provides to its Executives that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively.

(c)     Agreement Not to Use or Disclose Secret and Confidential Information Specialized Training. In exchange for the Company’s promises to provide Executive with Specialized Training and Secret and Confidential Information, Executive shall not during the period of Executive’s employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Specialized Training and Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company.

(d)     Agreement to Refrain from Defamatory Statements. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company or any of its Affiliates’ business affairs, directors, officers, employees, agents investors or representatives; or that constitute an intrusion into the seclusion or private lives of the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives; or that give rise to unreasonable publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives. A violation or threatened violation of this prohibition may be enjoined.

11.     Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that she has any Secret and Confidential Information in his possession or control,

Executive shall immediately return to the Company all such Secret and Confidential Information in Executive’s possession or control, including all copies and portions thereof.

12.     Best Efforts and Disclosure. Executive agrees that, while he is employed with the Company, he shall devote Executive’s full business time and attention to the Company’s business and shall use his best efforts to promote its success. Further, Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

(a)relate to matters within the scope, field, duties or responsibility of Executive’s employment with the Company; or

(b)     are based on any knowledge of the actual or anticipated business or interest of the Company; or

(c)     are aided by the use of time, materials, facilities or information of the Company.

Executive assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within six (6) months after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his employment with the Company, unless and until the contrary is clearly established by the Executive.

13.     Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discourage the obligations of the Company.

14.     Non-Solicitation Restriction. To protect the Company’s Secret and Confidential Information, and in the event of Executive’s termination of employment for whatever reason, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 10 through 13 of this Agreement. Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or Affiliate did any business during the two-year period ending on the Termination Date. Subject to Section 17, the prohibitions set forth in this Section 14 shall remain in effect (i) for a period of two (2) years following the Termination Date for Retirement or any other reason other than (A) by the Executive for Good Reason or (B) by the Company other than for Cause, or (ii) for a period of six (6) months following the Termination Date for a termination (A) by the Executive for Good Reason or (B) by the Company for a reason other than Cause unless such termination is within 12 months following a Change of Control (in which case the foregoing restrictions shall not apply).

15.     Non-Competition Restrictions.

(a)     Executive hereby agrees that in order to protect the Company’s Secret and Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promise between the Company and Executive in Sections 10 through 14 of this Agreement. Executive hereby covenants and agrees that for the Employment Period, and (i) for a period of two (2) years following the Termination Date for Retirement or any other reason other than (A) by the

Executive for Good Reason or (B) by the Company for a reason other than for Cause, or (ii) for a period of six (6) months following the Termination Date for a termination (A) by the Executive for Good Reason or (B) by the Company for a reason other than Cause unless such termination is within 12 months following a Change of Control (in which case the following restrictions shall not apply), Executive will not, directly or indirectly for Executive or for others (as a principal, agent, owner, employee, consultant or otherwise), in any county in the United States, or in any province in Canada, or otherwise within one hundred fifty (150) miles of where the Company or any of its subsidiaries or affiliates are conducting any business as of the date of termination of Executive’s employment relationship or have conducted any business 12 months prior to the date of such termination (the “Territory”), including, but not limited to, the business of Well Servicing; Fluid Services; Pumping Services; Coil Tubing; Rental/Fishing Tools and Services; Contract Drilling; Wireline Services; Snubbing Services; Well Site Construction; or Well Servicing Equipment Manufacturing, Service and Sales:

(l)     engage in any business competitive with the business conducted by the Company or its affiliates or subsidiaries;

(2)     render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company or its affiliates or subsidiaries; .

(3)     solicit business, or attempt to solicit business within the Territory, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or Affiliate did any business during the two-year period ending on the Termination Date; or

(4)     testify as an expert witness in matters related to the Company’s business for an adverse party to the Company in litigation; provided, that nothing contained herein shall interfere with Executive’s duty to testify as a witness if required by law;

provided, however, the foregoing and this Section shall not prohibit or be construed to prohibit Executive from owning less than 2% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market even if such entity or its Affiliates are engaged in competition with the Company or a subsidiary of the Company.

(b)     Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the periods provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages may not be a sufficient remedy for any breach of this Section 15 by Executive, and the Company shall be entitled to enforce the provisions of this Section 15 by terminating any payments then owing to Executive under this Agreement and/or to seek specific performance and injunctive relief as remedies for such breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 15, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach. Executive further agrees to waive any requirement for the Company’s securing or posting of any bond in connection with such remedies.

(c)     It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Section 15 to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

(d)     The covenants in this Section 15 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court having jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(e)     All of the covenants in this Section 15 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following termination of Executive’s employment, during which the agreements and covenants of Executive made herein shall be effective, shall be computed by excluding from such computation any time during which Executive is in material violation of any provision of this Section 15.

16.     No-Recruitment Restriction. Executive agrees that during the Employment Period, and for a period of two (2) years from his Termination Date for whatever reason, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence or seek to solicit or influence, any employee of the Company or any Affiliate to terminate, reduce or otherwise adversely affect him or Executive’s employment with the Company or any Affiliate.

17.     Tolling. If Executive violates any of the restrictions contained in Sections 10 through 16 of this Agreement, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the Company’s reasonable satisfaction.

18.     Reformation. If a court or arbitrator concludes that any time period or the geographic area specified in any restrictive covenant in Sections 10 through 16 of this Agreement is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.

19.     No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the company, he is not bound by the terms of any agreement with any previous employer or other party to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and his work duties for the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

20.     Conflicts of Interest. In keeping with Executive’s fiduciary duties and responsibilities to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof allow such a conflict to continue at any time during the Employment Period. In this respect, Executive agrees to comply fully with the Company’s Conflict of Interest Policy as in effect from time to time. In the instance of a material violation of the of the Company’s Conflict of Interest Policy by the Executive, the Board may choose to terminate Executive’s employment for Cause (as defined in Section 6(d)); provided, however, Executive cannot be terminated for Cause hereunder unless the Board first provides Executive with notice and an opportunity to cure (if capable of being cured) such conflict of interest pursuant to the same procedures as set forth in clause (E) of the definition of “Cause” in Section 6(d)(2).

21.     Remedies. Executive acknowledges that the restrictions contained in Sections 10 through 20 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Sections 10 through 20 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

22.    Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Code Section 409A unless the offset would not result in a violation of the requirements of Code Section 409A.

23.     Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrances by Executive, Executive’s dependents, or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

24.     Incompetent or Minor Payees. Should the Board or the Compensation Committee determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in anyone or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of this person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board or the Compensation Committee, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

25.     Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 28), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

26.     Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof’, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

27.     Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

28.     Arbitration.

(a)     Subject to Section 21, any dispute or other controversy (hereafter a “Dispute”) arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in the City of Fort Worth, Texas, administered by the American Arbitration Association (the “AAA”) in accordance with the Employment Dispute Resolution Rules of the AAA as effective on the Effective Date, this Section 28 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Dispute Resolution Rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. The prevailing party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in Executive’s discretion. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the Arbitrator in the award.

(b)     To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

(c)     The award of the Arbitrator shall be (i) the sole and exclusive remedy of the parties, and (ii) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act. Only the district courts of Texas shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. This Section 28 shall not preclude (A) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (B) the Company from pursuing the remedies available under Section 21 in any court of competent jurisdiction.

29.     Binding Effect: Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

30.     Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.

31.     Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

32.     Waiver of Breach. No waiver of either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

33.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates (and its and their successors), as well as upon any person or entity, acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting corporation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred; provided, however, no such assumption shall relieve the Company of its duties or obligations hereunder unless otherwise agreed, in writing, by Executive.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 5, 6 and 8, all such amounts shall be paid to the Designated Beneficiary (as defined in Section 6(d)).

34.     Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier services, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)	If to Company, addressed to:
Basic Energy Services, Inc.
Attn: President
801 Cherry Street, Suite 2100
Fort Worth, TX 76102

(2)	If to Executive, addressed to the address set forth below Executive’s name on the execution page hereof;

Or to such other address as either party may have furnished to the other party in writing in accordance with this Section 34.

35.     Executive Acknowledgment. Executive acknowledges that (a) Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) Executive has had ample opportunity to discuss this Agreement with Executive’s legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that Executive is free to enter into this Agreement including, without limitation, that Executive is not subject to any covenant not to compete that would conflict with his duties under this Agreement.

36.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.
37.     Section 409A.

(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section

409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

(d)    Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has executed this Agreement and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:
Signature: /s/ Brett Taylor
Name: Brett Taylor
Date: 12/12/2018

COMPANY:
By: /s/ Thomas M. "Roe" Patterson
Name: Thomas M. "Roe" Patterson
Its: President and CEO
Date: 12/12/2018